FOR IMMEDIATE RELEASE – August 18, 2011

Contact:
Lyn Hittle, CFO
919.687.7800, ext 547
Lyn.hittle@mfbonline.com

M&F Bancorp, Inc. Announces June 30, 2011 results

DURHAM, N.C.--

M&F Bancorp, Inc. (OTCBB: MFBP) a bank holding company headquartered in Durham, NC, today announced results of operations for the three and six months ending June 30, 2011.  Total assets as of June 30, 2011, have grown 0.18% or $0.5 million since December 31, 2010.  Total loans outstanding as of June 30, 2011 of $196.9 million, reflect a decrease of $4.8 million since December 31, 2010, as a result of normal runoff and lack of demand for new loans.  Net income before income taxes and dividends for the three and six months ended June 30, 2011 was $0.1 million and $0.6 million, respectively, both lower than the same periods in 2010.  Net income available to common stockholders for the three and six month periods ending June 30, 2011, were $43 thousand and $0.3 million, respectively.

“We are extremely pleased with the loyalty our depositors continue to show to Mechanics and Farmers Bank, as reflected by the stability in our deposits,” stated Ms. Kim D. Saunders, President and CEO.  “Our continuing profitability reflects our careful cost containment efforts, as well as our strong net interest margin.  Those borrowers who have experienced financial challenges from the severe and prolonged economic downturn have been receiving additional attention from our dedicated Special Assets Team as we both work through these difficult times. We are continuing to lend to qualified borrowers throughout our markets in the Piedmont-Triad, Charlotte, Durham, and Raleigh.”

Interest income from loans is down for the three and six months ended June 30, 2011 from the same periods in 2010, mainly attributable to an increase of $5.1 million and $4.4 million, respectively, in average non-performing assets in 2011, as well as the overall decrease in average loans outstanding.  Net interest income of $5.3 million for the six months ended June 30, 2011 remains relatively comparable to 2010 at $5.4 million because the cost of funds in 2011 is lower than that in 2010.  For the three and six months ended June 30, 2011, the provision for loan losses was $0.4 million and $0.2 million, respectively compared to $0.1 million and $0.3 million for the three months and six months ended June 30, 2010, reflecting the decrease in collateral values for impaired and troubled debt restructurings.  Non-interest income, mainly due to profits from the sale in June 2011 of a closed branch, improved in the three and six months ended June 30, 2011 compared to the prior year periods.  Other non-interest expenses have been relatively stable, with increased costs from salaries and benefits from new hires in asset management in late 2010 and early 2011, offset by lower costs of carrying other real estate (foreclosures) and lower FDIC deposit insurance expense.

This release contains certain forward-looking statements with respect to the financial condition, results of operations and business of M&F Bancorp, Inc. (the “Company”) and M&F Bank. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management of the Company and M&F Bank and on the information available to management at the time that these disclosures were prepared. These statements can be identified by the use of words like "expect," "anticipate," "estimate" and "believe," variations of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Neither the Company nor M&F Bank undertakes an obligation to update any forward-looking statements. Additional information is detailed in the Company's filings with the Securities and Exchange Commission, and is available at www.sec.gov.

Source: M&F Bancorp, Inc.